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                                                                    EXHIBIT 99.1


                                 APRIL 20, 2000
                             FOR IMMEDIATE RELEASE

         Georgia Bank Financial Corporation, the holding company for Georgia Bank & Trust Company of Augusta, today reported a quarterly earnings increase of
15.1 percent over the first quarter of 1999. Net income for the quarter totaled $910,000, or 43 cents per share, up from $791,000 or 38 cents per share, for the same period in 1999.

         As of March 31, 2000, Georgia Bank Financial Corporation had total assets of $375.6 million and total deposits of $305.0 million. This reflects an increase of 9.8 percent in assets and 7.7 percent in deposits during the first quarter of 2000 and an increase of 16.5 percent in assets and 13.5 percent in deposits over March 31, 1999. Total assets and deposits were $342.1 million and $283.1 million at December 31, 1999 and $322.4 million and $268.8 million, respectively, at March 31, 1999.

         "The Company's financial performance during the quarter continues to reflect our growth in the market. Loan growth of $12.3 million during the quarter and the resulting increase in interest income contributed to the higher level of earnings," stated Ronald L. Thigpen, Executive Vice President.

         Georgia Bank Financial Corporation also announced the commencement of a stock repurchase program pursuant to which it will, from time-to-time, repurchase up to 100,000 shares of its outstanding common stock. The Company may repurchase these shares in privately negotiated transactions or in the open market.

         "We believe that this repurchase program will enable us to take advantage of investment opportunities in our stock as they arise and that it will ultimately benefit the Company and its shareholders," stated R. Daniel Blanton, President and Chief Executive Officer.

         Georgia Bank & Trust Company of Augusta, the company's subsidiary, operates seven offices in the Metro Augusta market and is the only locally-owned and operated bank in Richmond and Columbia County.

         For further information, please contact R. Daniel Blanton, President and Chief Executive Officer or Ronald L. Thigpen, Executive Vice President and Chief Operating Officer at 706-738-6990.


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